                                                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE                         Contact:  James H. Moss
---------------------                                   Chief Financial Officer
                                                        (717) 909-2247

WAYPOINT FINANCIAL ANNOUNCES SECOND QUARTER RESULTS AND DECLARES A 5% STOCK DIVIDEND AND AN INCREASED REGULAR QUARTERLY CASH DIVIDEND

Harrisburg, Pennsylvania (July 17, 2003) Waypoint Financial Corp.
(Nasdaq/NM:WYPT) today announced net income of $11.5 million or $.36 per share for the second quarter ended June 30, 2003. The $.36 per share represents a 5.9% increase over net income of $.34 per share for each of the quarters ended June 30, 2002 and March 31, 2003.

         Waypoint also announced that the Board of Directors today declared a 5% stock dividend to shareholders of record August 1, 2003. The 5% stock dividend will be distributed on August 15, 2003. The Board of Directors also declared a regular quarterly cash dividend of $.12 per share to shareholders of record August 1, 2003. The dividend will be paid on August 15, 2003, including those shares distributed in the 5% stock dividend. The resulting cash dividend represents an effective increase of 14.5% over the regular quarterly cash dividend paid in the prior quarter and a 26.0% effective increase over the regular quarterly cash dividend paid throughout 2002.

         The distribution date of the 5% stock dividend will occur subsequent to the filing date of the Report on Form 10-Q for the second quarter. Accordingly, the per share amounts reported herein do not reflect the effect of the stock dividend.

         "Despite a challenging economic environment we are pleased to report that Waypoint continued to meet its earnings goals and corporate plan in the second quarter of 2003," said David E. Zuern, Waypoint Financial President and Chief Executive Officer. "Our market niche of being one of the largest locally headquartered community banks continues to be well received by our customers," Zuern said. Waypoint attained a significant milestone during the quarter when it surpassed the $1 billion threshold in commercial loans outstanding.

         Zuern also commented on the Banks continued success in providing commercial products and services in the State College, Pennsylvania market. "Our commercial loans outstanding in the State College market have grown to $44 million in just a few months of operation." Zuern further indicated that plans are proceeding for additional locations which will add penetration and scale to Waypoint's existing footprint.

         Zuern commented on the excellent performance of Waypoint Benefits Consulting, formerly e3 Consulting, Inc., which joined the Waypoint Insurance Group on April 1 of this year. He indicated that this business line is growing quickly in its importance to Waypoint's comprehensive approach to financial services.

         Zuern also noted that the Company remains focused on effective capital management strategies. During the quarter, Waypoint repurchased 565,000 shares of its common stock, bringing year-to-date repurchases to 2.8 million shares or 8% of shares outstanding at the beginning of the year. Additionally, Zuern commented that the increased cash dividend and stock dividend reflect our commitment to rewarding our shareholders and are of particular importance with the lower effective tax rate on dividends recently enacted.

         Waypoint Financial Corp. is a $5.6 billion bank holding company whose primary operating subsidiary is Waypoint Bank, which is headquartered in Harrisburg, Pennsylvania with a network of 60 branches. Waypoint Bank operates 52 branches in Dauphin, York, Lancaster, Cumberland, and Lebanon counties in southcentral Pennsylvania and 8 branches in Baltimore, Harford and Washington counties in northern Maryland. Waypoint offers a full range of financial services including banking for retail, commercial and small business customers, mortgages, trust and investment, brokerage, and insurance services to its 120,000 household and business customers.

         Following is a summary of selected financial data for the most recent five fiscal quarters.

SELECTED RATIOS AND OTHER DATA (UNAUDITED)

                                                                     As of or for the three months ended
                                               -------------------------------------------------------------------------------
                                                  June,            March,         December,        September,          June,
                                                  2003              2003             2002             2002             2002
                                               ----------        ----------       ----------       ----------       ----------
Basic income per share                             $ 0.37            $ 0.35           $ 0.32           $ 0.35           $ 0.35
Diluted income per share                           $ 0.36            $ 0.34           $ 0.31           $ 0.34           $ 0.34
Return on average equity                            10.84%            10.32%            9.21%           10.49%           10.74%
Return on average assets                             0.85%             0.85%            0.79%            0.94%            0.98%
Net interest margin (tax
   equivalent)                                       2.44%             2.47%            2.52%            2.56%            2.51%
Noninterest income divided by
   average assets                                    0.80%             0.70%            0.57%            0.87%            0.98%
Noninterest expense divided by
   average assets                                    1.66%             1.63%            1.67%            1.66%            1.64%
Efficiency ratio                                    54.71%            54.55%           57.99%           51.55%           49.73%
Effective income tax rate                           30.51%            27.56%           25.07%           28.61%           28.83%
Diluted average equivalent shares              32,059,585        33,113,095       34,629,428       35,972,374       37,233,968
Book value per share                               $13.16            $12.93           $13.16           $13.08           $12.84
Stockholders equity to total assets                  7.49%             7.54%            8.42%            7.95%            9.05%



SELECTED FINANCIAL CONDITION DATA (UNAUDITED, AMOUNTS IN THOUSANDS)

                                                                           As of the periods ended
                                               -------------------------------------------------------------------------------
                                                  June,            March,         December,        September,          June,
                                                  2003              2003             2002             2002             2002
                                               ----------        ----------       ----------       ----------       ----------
Total assets                                   $5,639,363        $5,602,738       $5,425,013       $5,873,322       $5,301,777
Loans receivable, net                           2,379,562         2,338,478        2,310,106        2,357,862        2,361,565
Loans held for sale, net                           38,333            33,666           30,328           13,656           15,563
Marketable securities                           2,878,814         2,913,329        2,792,112        3,216,270        2,647,394
Deposits                                        2,581,661         2,452,834        2,453,390        2,545,515        2,542,776
Borrowings                                      2,459,577         2,531,514        2,414,480        2,341,638        2,171,775
Stockholders' equity                              422,546           422,481          456,671          467,215          480,035

SELECTED OPERATING DATA (UNAUDITED, AMOUNTS IN THOUSANDS)


                                                                      For the three month periods ended
                                                 ---------------------------------------------------------------------------
                                                  June,           March,          December,       September,          June,
                                                  2003             2003             2002             2002             2002
                                                 -------          -------          -------          -------          -------
Interest income                                  $64,550          $65,809          $69,510          $69,987          $69,854
Interest expense                                  34,134           35,337           38,524           39,459           39,791
                                                 -------          -------          -------          -------          -------
Net interest income                               30,416           30,472           30,986           30,528           30,063
Provision for loan losses                          2,064            2,421            2,085            3,085            3,585
                                                 -------          -------          -------          -------          -------
Net interest income after
   provision for loan losses                      28,352           28,051           28,901           27,443           26,478
Noninterest income                                10,827            9,429            7,712           11,325           12,745
Noninterest expense                               22,566           21,767           22,442           21,576           21,287
                                                 -------          -------          -------          -------          -------
Income before taxes                               16,613           15,713           14,171           17,192           17,936
Income tax expense                                 5,068            4,331            3,552            4,919            5,171
                                                 -------          -------          -------          -------          -------
Net income                                       $11,545          $11,382          $10,619          $12,273          $12,765
                                                 =======          =======          =======          =======          =======


DISCUSSION OF OPERATING RESULTS

         Net income totaled $.36 per share for the quarter ended June 30, 2003, a 5.9% increase over net income of $.34 per share for each of the quarters ended June 30, 2002 and March 31, 2003. Net income for the current quarter was $11.5 million versus $12.8 million for the quarter ended June 30, 2002 and $11.4 million for the linked quarter ended March 31, 2003.

         Net interest income before provision for loan losses totaled $30.4 million for the quarter ended June 30, 2003, as compared to $30.1 million recorded during the quarter ended June 30, 2002 and $30.5 million for the linked quarter ended March 31, 2003. Waypoint's net interest income trend reflects the challenge facing commercial banks from the continued decline in market interest rates to the lowest levels in almost five decades.

         The net interest margin ratio (tax-equivalent) was 2.44% for the quarter ended June 30, 2003, as compared to 2.51% for the quarter ended June 30, 2002 and 2.47% for the linked quarter ended March 31, 2003. During the current quarter relative to the comparable prior quarter, Waypoint was able to maintain the spread between its average interest yield and its average interest cost. However, the net interest margin decreased 7 basis points as growth in interest-bearing liabilities exceeded growth in interest-earning assets by $69.9 million, due in part to decreased stockholders' equity resulting from planned capital management activities. See Table 3 which appears later in this release for a detailed schedule of Waypoint's average portfolio balances and interest rates. Also, see Table 4 for a rate/volume analysis of Waypoint's net interest income.

         Pursuant to management's evaluation of the adequacy of Waypoint's allowance for loan losses, the provision for loan losses decreased to $2.1 million for the current quarter relative to $3.6 million recorded for the quarter ended June 30, 2002 and $2.4 million recorded for the linked quarter ended March 31, 2003. The provision for loan losses for the quarter ended June 30, 2002 increased due to increased charge-offs during that period. Also see Discussion of Asset Quality and related tables for additional information regarding the provision and related allowance for loan losses.

         Noninterest income was $10.8 million for the quarter ended June 30, 2003, as compared to $12.7 million for the quarter ended June 30, 2002 and $9.4 million for the linked quarter ended March 31, 2003. Notable changes in the quarter ended June 30, 2003 versus the quarter ended June 30, 2002 included:

         o Banking service and account fees totaled $3.9 million, up $.8 million on increased monthly service charges and ATM/debit card fees, increased commercial deposit fees, and increased overdraft and NSF fees.

         o        Financial services fees totaled $2.3 million, up $.7 million.
                  Within this category, insurance fees were $1.7 million, up $1.0 million. This increase in insurance fees included $.6 million from Waypoint Benefits Consulting, acquired on April 1, 2003, and $.4 million in combined increases from title insurance and property and casualty insurance sales. These increases were partly offset by a decrease of $.3 million in retail brokerage fees on decreased sales of alternative investment products and decreased commissioned transaction volume.

         o Residential mortgage banking income totaled $1.3 million, up $.2 million. Within this category, net gains on the sale of loans totaled $1.5 million, up $.8 million on continued high refinancing activity during the current quarter. Increases in loan selling gains were partially offset by a $.6 million reduction in income from loan servicing. The rapid refinancing of mortgage loans serviced for others resulted in decreased servicing revenue and increased net expense from the amortization and valuation of capitalized loan servicing rights.

         o Gains on securities and derivatives were $3.7 million in the current quarter, down $.2 million. During the current quarter, a $1.1 million loss was recognized on the fair value of an interest rate cap that was acquired during the current quarter to manage interest rate risk associated with valuation of marketable securities.

         o Other totaled a net loss of $1.6 million, down $3.3 million from a net gain of $1.7 million in the comparable prior quarter. This net change resulted primarily from Waypoint's equity investment in a small business investment corporation
                  (SBIC) partnership, upon which Waypoint recognized a loss of $1.5 million in the current quarter as compared to a gain of $1.5 million in the comparable prior quarter.

          Noninterest expense was $22.6 million for the quarter ended June 30, 2003, up $1.3 million or 6.1% from $21.3 million for the quarter ended June 30, 2002 and up $.8 million or 3.7% from $21.8 million for the linked quarter ended March 31, 2003. Notable changes in the quarter ended June 30, 2003 relative to the quarter ended June 30, 2002 included:

         o Salaries and benefits expense totaled $11.6 million, up $.5 million. Increases for annual merit raises, staffing increases in the financial services group and increased benefits expense for health insurance and employer matching contributions for Waypoint's defined contribution retirement plan ("401K plan") were partially offset by increased capitalized costs on higher consumer loan origination volume.

         o Occupancy and equipment expenses increased a combined $.3 million primarily due to banking and financial services business expansion.

         o Amortization of intangible assets was down $.3 million as identified intangible assets associated with certain Maryland branches became fully amortized in September, 2002.

         o Other noninterest expense totaled $3.3 million, up $.3 million from the comparable prior quarter primarily on increased loan expenses from increases in commercial and consumer loan portfolios and related origination volume.

         Income tax expense for the current quarter totaled $5.1 million, or an effective tax rate of 30.5% on income before taxes of $16.6 million. This compares to income taxes of $5.2 million and an effective tax rate of 28.8% for the quarter ended June 30, 2002. The increase in the effective tax rate resulted primarily from decreased income on tax-preferenced securities.

DISCUSSION OF FINANCIAL CONDITION

         Waypoint's total assets increased to $5.639 billion during the quarter ended June 30, 2003, up from $5.603 billion at March 31, 2002 and up from $5.425 billion at December 31, 2002.

          Cash and securities decreased a combined $34.9 million during the quarter ended June 30, 2003, but increased $109.3 million for the six-month period then ended. This year-to-date increase resulted primarily from advanced purchases of securities totaling $84.4 million at June 30, 2003 that were made to partly offset anticipated repayments on mortgage backed securities and a related tightening of supply for acceptable instruments. This temporary increase in marketable securities is expected to be reduced by prepayments during the third quarter of 2003.

         Waypoint continued to increase the weighting of commercial and consumer loans in the loan portfolio during the quarter and six-month periods ended June 30, 2003. Commercial loans increased $69.3 million or 7.3% during the quarter ended June 30, 2003 and increased $120.6 million or 13.5% for the six-month period then ended. Consumer and other loans increased $63.5 million or 7.8% during the quarter ended June 30, 2003 and increased $173.7 million or 24.7% during the six-month period then ended. Waypoint attributes the substantial growth in the consumer loan portfolio primarily to a special program for home equity loans that was implemented to mitigate the effects of rapid mortgage prepayments. This program also contributed to growth in low cost savings and transaction deposits. Partially offsetting these increases, residential mortgage loans decreased $90.7 million or 15.4% during the quarter ended June 30, 2003 and decreased $223.3 million or 31.0% for the six-month period then ended. Year-to-date 2003, Waypoint continued to sell substantially all residential mortgage originations and prepayments continued at a historically high level on mortgage loans held in portfolio. Waypoint's loan portfolio is presented in Table 1 which appears later in this report.

         Waypoint's deposit portfolio increased to $2.582 billion during the quarter ended June 30, 2003, up from $2.453 billion at both March 31, 2003 and December 31, 2002. Within the deposit portfolio, Waypoint experienced substantial growth in its lower-cost savings and transaction deposits. Savings accounts decreased $1.7 million during the quarter ended June 30, 2003, but were up $9.2 million or 3.7% for the six-month period then ended. Transaction deposits increased $59.8 million or 12.7% for the quarter ended June 30, 2003 and increased $149.8 million or 39.5% during the six-month period then ended. Money market deposits increased $20.2 million or 5.8% for the quarter ended June 30, 2003, but decreased $2.9 million during the six-month period then ended. Also, time deposits increased $50.6 million or 3.7% during the quarter ended June 30, 2003, but decreased $27.9 million for the six-month period then ended. During the quarter ended June 30, 2003, Waypoint implemented promotional pricing on certain deposit products to decrease the current level of wholesale borrowing. The composition of the deposit portfolio is presented in Table 2 which appears later in this report.

         Waypoint's portfolio of customer repurchase agreements totaled $53.2 million at a rate of .82% at June 30, 2003 as compared to $51.7 million at a rate of .93% as of March 31, 2003, down from $59.5 million at a rate of 1.06% as of December 31, 2002. Waypoint offers this investment product to its commercial customers as part of a broad range of products and services targeted to this profitable market segment. Customer repurchase agreements represent a lower-cost source of funding for Waypoint and are included in borrowings on the Statement of Financial Condition.

         Waypoint had $422.5 million in stockholders' equity, or 7.49% of total assets at June 30, 2003, as compared to $456.7 million or 8.42% at December 31, 2002 and $422.5 million or 7.54% at March 31, 2003. Changes in stockholders' equity for the quarter ended June 30, 2003 included increases of $11.5 million in net income, $1.6 million from stock plan activity, and an increase of $.5 million in the market value of available-for-sale securities (net of taxes). Offsetting these increases were stock repurchases of $10.3 million and dividends paid to shareholders totaling $3.3 million. Notable activity for the six-month period ended June 30, 2003 included increases of $22.9 million from net income and $3.7 million from stock plan activity, which were offset by stock repurchases totaling $50.3 million and dividends paid to shareholders totaling $6.9 million.

DISCUSSION OF ASSET QUALITY

         Non-performing loans totaled $19.1 million or 0.80% of total loans as of June 30, 2003 as compared to $20.0 million or 0.86% of total loans as of December 31, 2002. Waypoint's allowance for loan losses increased to $28.8 million or 1.20% of total loans as of June 30, 2003, as compared to $27.5 million or 1.18% of total loans as of December 31, 2002. Net loan charge-offs as a percentage of average loans outstanding totaled .19% on an annualized basis for the quarter ended June 30, 2003 as compared to 0.34% for the quarter ended June 30, 2002 and 0.34% for the linked quarter ended March 31, 2003. See Tables 5, 6 and 7 which appear later in this release for more information on asset quality.

         Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Corporation with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe", "expect", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Corporation's operations, pricing, products and services.

                    WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition


                                                                          June 30,            December 31,
                                                                            2003                  2002
                                                                         -----------          ------------
                                                                                    (Unaudited)
                                                                          (All dollar amounts in thousands)
Assets
------
Cash and cash equivalents                                                $   118,638           $    96,088
Marketable securities                                                      2,878,814
available-for-sale                                                         2,792,112
Loans receivable, net                                                      2,379,562             2,310,106
Loans held for sale, net                                                      38,333                30,328
Loan servicing rights                                                          2,188                 3,167
Investment in real estate and other joint ventures                            18,455                14,811
Premises and equipment, net of accumulated
   depreciation of $42,526 and $41,062                                        48,249                48,826
Accrued interest receivable                                                   25,037                26,585
Goodwill                                                                      14,785                10,302
Other intangible assets                                                        2,998                 1,676
Income taxes receivable                                                         --                      72
Other assets                                                                 112,304                90,940
                                                                         -----------           -----------
   Total assets                                                          $ 5,639,363           $ 5,425,013
                                                                         ===========           ===========

Liabilities and Shareholders Equity
-----------------------------------
Deposits                                                                 $ 2,581,661           $ 2,453,390
Other borrowings                                                           2,459,577             2,414,480
Escrow                                                                         4,968                 3,348
Accrued interest payable                                                      10,255                10,295
Postretirement benefit obligation                                              2,307                 2,310
Deferred tax liability                                                         2,577                 6,106
Income taxes payable                                                           2,680                  --
Other liabilities                                                            108,953                49,311
                                                                         -----------           -----------
   Total liabilities                                                       5,172,978             4,939,240
                                                                         -----------           -----------

Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding junior subordinated debentures
   of Waypoint ("Trust Preferred Securities")                                 43,839                29,102

Preferred stock, 10,000,000 shares authorized but unissued
   Common stock, $.01 par value, authorized 100,000,000 shares,
   40,687,433 shares issued and 32,110,290 outstanding at
   June 30, 2003, 40,502,372 shares issued and 34,702,206
   shares outstanding at December 31, 2002                                       407                   404
Paid in capital                                                              318,921               315,636
Retained earnings                                                            265,148               249,177
Accumulated other comprehensive income                                         8,330                11,710
Employee stock ownership plan                                                (14,460)              (14,460)
Recognition and retention plans                                               (6,723)               (6,977)
Treasury stock, 8,577,143 shares at June 30, 2003 and
   5,800,166 shares at December 31, 2002                                    (149,077)              (98,819)
                                                                         -----------           -----------
    Total stockholders' equity                                               422,546               456,671
                                                                         -----------           -----------
    Total liabilities and stockholders' equity                           $ 5,639,363           $ 5,425,013
                                                                         ===========           ===========

                    WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES
                        Consolidated Statements of Income


                                                                  Three Months Ended June 30,         Six Months Ended June 30,
                                                                  ---------------------------         -------------------------
                                                                    2003              2002             2003              2002
                                                                  ---------         ---------        ---------         ---------
                                                                                           (Unaudited)
                                                                     (All dollar amounts in thousands, except per share data)
Interest Income:
  Loans                                                           $  37,198         $  41,767        $  74,592         $  84,991
  Marketable securities and interest-earning cash                    27,352            28,087           55,767            56,646
                                                                  ---------         ---------        ---------         ---------
       Total interest income                                         64,550            69,854          130,359           141,637
                                                                  ---------         ---------        ---------         ---------

Interest Expense:
  Deposits and escrow                                                13,465            18,260           27,949            37,228
  Borrowed funds                                                     20,669            21,531           41,522            42,702
                                                                  ---------         ---------        ---------         ---------
       Total interest expense                                        34,134            39,791           69,471            79,930
                                                                  ---------         ---------        ---------         ---------
       Net interest income                                           30,416            30,063           60,888            61,707
Provision for loan losses                                             2,064             3,585            4,485             5,670
                                                                  ---------         ---------        ---------         ---------
       Net interest income after provision for loan losses           28,352            26,478           56,403            56,037
                                                                  ---------         ---------        ---------         ---------

Noninterest Income:
  Banking service and account fees                                    3,924             3,156            7,313             5,986
  Financial services fees                                             2,348             1,649            4,393             3,636
  Residential mortgage banking                                        1,297             1,143            2,600             1,845
  Bank-owned life insurance                                           1,142             1,178            2,288             2,381
  Gain on securities and derivatives, net                             3,717             3,952            5,590             4,276
  Other                                                              (1,601)            1,667           (1,928)            1,835
                                                                  ---------         ---------        ---------         ---------
      Total noninterest income                                       10,827            12,745           20,256            19,959
                                                                  ---------         ---------        ---------         ---------

Noninterest Expense:
  Salaries and benefits                                              11,597            10,999           22,914            22,047
  Equipment expense                                                   1,849             1,789            3,620             3,559
  Occupancy expense                                                   1,829             1,574            3,751             3,136
  Marketing                                                           1,215             1,183            2,306             2,181
  Amortization of intangible assets                                     192               490              312               980
  Outside services                                                    1,312             1,177            2,579             2,257
  Communications and supplies                                         1,296             1,102            2,622             2,324
  Other                                                               3,276             2,973            6,229             5,522
                                                                  ---------         ---------        ---------         ---------
     Total noninterest expense                                       22,566            21,287           44,333            42,006
                                                                  ---------         ---------        ---------         ---------

  Income before income taxes                                         16,613            17,936           32,326            33,990
  Income tax expense                                                  5,068             5,171            9,399             9,729
                                                                  ---------         ---------        ---------         ---------
      Net Income                                                  $  11,545         $  12,765        $  22,927         $  24,261
                                                                  =========         =========        =========         =========

  Basic earnings per share                                        $    0.37         $    0.35        $    0.72         $    0.66
                                                                  =========         =========        =========         =========
  Diluted earnings per share                                      $    0.36         $    0.34        $    0.70         $    0.65
                                                                  =========         =========        =========         =========

TABLE 1 - LOANS RECEIVABLE, NET

                                                  June 30,          December 31,
                                                    2003                2002
                                                 ----------          ----------
Residential mortgage loans:
   One-to-four family                            $  473,191          $  697,505
   Construction                                      24,604              23,636
                                                 ----------          ----------
       Total residential mortgage loans             497,795             721,141
                                                 ----------          ----------

Commercial loans:
   Commercial real estate                           574,962             533,088
   Commercial business                              355,535             307,655
   Construction and site development                 84,589              53,774
                                                 ----------          ----------
       Total commercial loans                     1,015,086             894,517
                                                 ----------          ----------

Consumer and other loans:
   Manufactured housing                              99,041             106,098
   Home equity and second mortgage                  526,774             360,102
   Indirect automobile                              153,237             138,530
   Other                                             98,313              98,887
                                                 ----------          ----------
       Total consumer and other loans               877,365             703,617

                                                 ----------          ----------
   Loans receivable, gross                        2,390,246           2,319,275
                                                 ----------          ----------

Plus:
   Dealer reserves                                   24,619              25,845
Less:
   Unearned premiums                                     68                  95
   Net deferred loan origination fees                 6,417               7,413
   Allowance for loan losses                         28,818              27,506
                                                 ----------          ----------
Loans receivable, net                            $2,379,562          $2,310,106
                                                 ==========          ==========


TABLE 2 - DEPOSITS

                                                 June 30,           December 31,
                                                   2003                2002
                                                -----------         -----------
Savings                                         $   259,949         $   250,780
Time                                              1,425,105           1,452,973
Transaction                                         529,052             379,211
Money market                                        367,555             370,426
                                                ------------        -----------
     Total deposits                             $ 2,581,661         $ 2,453,390
                                                ============        ===========

TABLE 3A - AVERAGE BALANCE SHEET, QUARTER

                                                                           FOR THE THREE MONTHS ENDED,
                                            ---------------------------------------------------------------------------------------
                                                           JUNE 30, 2003                                 JUNE 30, 2002
                                            ----------------------------------------       ----------------------------------------
                                              Average                      Average           Average                       Average
                                              Balance      Interest (2)   Yield/Cost         Balance      Interest (2)   Yield/Cost
                                            -----------    ------------   ----------       -----------    ------------   ----------
                                                                          (Dollar amounts in thousands)
Assets:
  Interest-earning assets:
    Loans, net (1) (5)                      $ 2,420,366      $ 37,383        6.17%         $ 2,409,525      $ 41,959        6.97%
    Marketable securities - taxable           2,631,129        26,099        4.17            2,407,139        26,779        4.45
    Marketable securities - tax-free             89,634         1,695        7.57               99,927         2,055        8.23
    Other interest-earning assets                66,404           151        1.05               64,014           279        1.74
                                            -----------      --------      ------          -----------      --------      ------
  Total interest-earning assets               5,207,533        65,328        5.06            4,980,605        71,072        5.71
                                                             --------      ------                           --------      ------
  Noninterest-earning assets                    233,851                                        187,288
                                            -----------                                    -----------
Total assets                                $ 5,441,384                                    $ 5,167,893
                                            ===========                                    ===========

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
    Savings deposits                          $ 262,658           314        0.48           $$ 242,488           757        1.25
    Time deposits                             1,392,343        11,686        3.37            1,525,972        15,704        4.12
    Transaction and money market                836,419         1,456        0.70              788,109         1,790        0.91
    Escrow                                        4,400             9        0.86                5,911             9        0.61
    Borrowed funds                            2,469,623        20,669        3.32            2,106,091        21,531        4.09
                                            -----------      --------      ------          -----------      --------      ------
  Total interest-bearing liabilities          4,965,443        34,134        2.74            4,668,571        39,791        3.41
                                                             --------      ------                           --------      ------
  Noninterest-bearing liabilities                49,976                                         53,493
                                            -----------                                    -----------
  Total liabilities                           5,015,419                                      4,722,064
  Stockholders' equity                          425,965                                        445,829
                                            -----------                                    -----------
Total liabilities and stockholders' equity  $ 5,441,384                                     $5,167,893
                                            ===========                                    ===========

Net interest income - tax-equivalent                           31,194                                         31,281
Interest rate spread (3)                                                     2.32%                                          2.30%
                                                                           ======                                         ======
Net interest-earning assets                 $   242,090                                     $  312,034
                                            ===========                                     ==========
Net interest margin (4)                                                      2.44%                                          2.51%
                                                                           ======                                         ======
Ratio of interest-earning assets
  to interest-bearing liabilities                  1.05 x                                         1.07 x
                                            ===========                                     ==========

Adjustment to reconcile tax-equivalent
  net interest income to net interest
  income                                                         (778)                                        (1,218)
                                                             --------                                       --------
Net interest income                                          $ 30,416                                       $ 30,063
                                                             ========                                       ========



(1) Includes net income (expense) recognized on deferred loan fees and costs of $726,000 for the three months ended June 30, 2003, and $(52,000) for the three months ended June 30, 2002.

(2) Interest income and yields are shown on a tax equivalent basis using an effective tax rate of 35%.

(3) Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.

(4) Represents the annualized net interest income before the provision for loan losses divided by average interest-earning assets.

(5)  Includes loans on nonaccrual status and loans held for sale.

TABLE 3A - AVERAGE BALANCE SHEET, YEAR-TO-DATE

                                                                            FOR THE SIX MONTHS ENDED,
                                            ---------------------------------------------------------------------------------------
                                                           JUNE 30, 2003                                 JUNE 30, 2002
                                            ----------------------------------------       ----------------------------------------
                                              Average                      Average           Average                       Average
                                              Balance      Interest (2)   Yield/Cost         Balance      Interest (2)   Yield/Cost
                                            -----------    ------------   ----------       -----------    ------------   ----------
                                                                          (Dollar amounts in thousands)
Assets:
  Interest-earning assets:
    Loans, net (1) (5)                      $ 2,391,181      $ 74,944        6.28%         $ 2,446,961      $ 85,378        6.98%
    Marketable securities - taxable           2,628,424        53,181        4.25            2,405,029        54,164        4.50
    Marketable securities - tax-free             91,386         3,495        7.65               97,172         4,015        8.26
    Other interest-earning assets                65,286           314        1.12               60,089           540        1.80
                                            -----------      --------      ------          -----------      --------      ------
  Total interest-earning assets               5,176,277       131,934        5.15            5,009,251       144,097        5.75
                                                             --------      ------                           --------      ------
  Noninterest-earning assets                    220,886                                        186,992
                                            -----------                                    -----------
Total assets                                $ 5,397,163                                    $ 5,196,243
                                            ===========                                    ===========

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
    Savings deposits                          $ 260,043           628        0.49          $   233,404         1,452        1.24
    Time deposits                             1,395,538        24,706        3.57            1,514,185        31,923        4.22
    Transaction and money market                801,614         2,597        0.65              799,924         3,837        0.96
    Escrow                                        4,135            18        0.88                5,861            16        0.55
    Borrowed funds                            2,453,724        41,522        3.37            2,142,578        42,702        3.99
                                            -----------      --------      ------          -----------      --------      ------
  Total interest-bearing liabilities          4,915,054        69,471        2.83            4,695,952        79,930        3.40
                                                             --------      ------                           --------      ------
  Noninterest-bearing liabilities                49,314                                         49,005
                                            -----------                                    -----------
  Total liabilities                           4,964,368                                      4,744,957
  Stockholders' equity                          432,795                                        451,286
                                            -----------                                    -----------
Total liabilities and stockholders' equity  $ 5,397,163                                    $ 5,196,243
                                            ===========                                    ===========

Net interest income - tax-equivalent                           62,463                                         64,167
Interest rate spread (3)                                                     2.32%                                          2.35%
                                                                           ======                                         ======
Net interest-earning assets                 $   261,223                                    $   313,299
                                            ===========                                    ===========
Net interest margin (4)                                                      2.45%                                          2.56%
                                                                           ======                                         ======
Ratio of interest-earning assets
  to interest-bearing liabilities                  1.05 x                                         1.07 x
                                            ===========                                    ===========

Adjustment to reconcile tax-equivalent
  net interest income to net interest
  income                                                       (1,575)                                        (2,460)
                                                             --------                                       --------

Net interest income                                          $ 60,888                                       $ 61,707
                                                             ========                                       ========



(1) Includes net income (expense) recognized on deferred loan fees and costs of $1,359,000 for the six months ended June 30, 2003, and $(315,000) for the six months ended June 30, 2002.

(2) Interest income and yields are shown on a tax equivalent basis using an effective tax rate of 35%.

(3) Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.

(4) Represents the annualized net interest income before the provision for loan losses divided by average interest-earning assets.

(5)  Includes loans on nonaccrual status and loans held for sale.

TABLE 4 - RATE/VOLUME ANALYSIS OF CHANGES IN TAX-EQUIVALENT NET INTEREST INCOME


                                              Three Months Ended June 30, 2003              Six Months Ended June 30, 2003
                                                        Compared to                                 Compared to
                                              Three Months Ended June 30, 2002              Six Months Ended June 30, 2002
                                                     Increase (Decrease)                         Increase (Decrease)
                                           --------------------------------------       --------------------------------------
                                            Volume          Rate            Net          Volume          Rate            Net
                                           --------       --------       --------       --------       --------       --------
                                                   (Dollar amounts in thousands)

Interest-earning assets:
Loans, net                                 $    552       $ (5,128)      $ (4,576)      $ (1,910)      $ (8,524)      $(10,434)
Marketable securities - taxable               5,036         (5,716)          (680)         4,738         (5,721)          (983)
Marketable securities - tax-free               (202)          (158)          (360)          (232)          (288)          (520)
Other interest-earning assets                    29           (157)          (128)            44           (270)          (226)
                                           --------       --------       --------       --------       --------       --------
Total interest-earning assets                 5,415        (11,159)        (5,744)         2,640        (14,803)       (12,163)
                                           --------       --------       --------       --------       --------       --------


Interest-bearing liabilities:
Savings deposits                                169           (612)          (443)           149           (973)          (824)
Time deposits                                (1,293)        (2,725)        (4,018)        (2,361)        (4,856)        (7,217)
Transaction and money market deposits           277           (611)          (334)             8         (1,248)        (1,240)
Escrow                                           (5)             5           --               (6)             8              2
Borrowed funds                                7,188         (8,050)          (862)         5,792         (6,972)        (1,180)
                                           --------       --------       --------       --------       --------       --------
Total interest-bearing liabilities            6,336        (11,993)        (5,657)         3,582        (14,041)       (10,459)
                                           --------       --------       --------       --------       --------       --------
Change in net interest income              $   (921)      $    834       $    (87)      $   (942)      $   (762)      $ (1,704)
                                           ========       ========       ========       ========       ========       ========

TABLE 5 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

                                                    For the Three Months Ended       For the Six Months Ended
                                                    --------------------------       ------------------------
                                                     June 30,        June 30,        June 30,        June 30,
                                                       2003            2002            2003            2002
                                                     --------        --------        --------        --------
                                                                (All dollar amounts in thousands)
Balance at beginning of the period                   $ 27,898        $ 23,674        $ 27,506        $ 23,069
Provision for loan losses                               2,064           3,585           4,485           5,670

Charge-offs:
  Residential  mortgage loans                             (99)           (195)           (319)           (563)
  Commercial loans                                       (136)         (1,114)         (1,113)         (1,509)
  Consumer and other loans                             (1,227)         (1,059)         (2,502)         (2,187)
                                                     --------        --------        --------        --------
    Total charge-offs                                  (1,462)         (2,368)         (3,934)         (4,259)
Recoveries:
  Residential  mortgage loans                              68              45              81              48
  Commercial loans                                         29             110             292             265
  Consumer and other loans                                221             155             388             408
                                                     --------        --------        --------        --------
     Total recoveries                                     318             310             761             721
                                                     --------        --------        --------        --------
Net charge-offs                                        (1,144)         (2,058)         (3,173)         (3,538)
                                                     --------        --------        --------        --------
Balance at end of period                             $ 28,818        $ 25,201        $ 28,818        $ 25,201
                                                     ========        ========        ========        ========
Annualized net charge-offs to average loans              0.19%           0.34%           0.27%           0.29%
Allowance for loan losses as a % of total loans          1.20%           1.06%           1.20%           1.06%





TABLE 6 - NON-PERFORMING ASSETS

                                                                   As of               As of
                                                               June 30, 2003     December 31, 2002
                                                               -------------     -----------------
                                                                    (Amounts in thousands)
Non-accrual residential mortgage loans                            $   600             $   792
Non-accrual commercial loans                                        9,117               9,331
Non-accrual other loans                                                97                 126
                                                                  -------             -------
     Total non-accrual loans                                        9,814              10,249
Loans 90 days or more delinquent and still accruing                 9,246               9,743
                                                                  -------             -------
     Total non-performing loans                                    19,060              19,992
     Total foreclosed other assets                                    416                 505
     Total foreclosed real estate                                     540                 492
                                                                  -------             -------
Total non-performing assets                                       $20,016             $20,989
                                                                  =======             =======

     Total non-performing loans to total loans                       0.80%               0.86%
     Allowance for loan losses to non-performing loans             151.20%             137.59%
     Total non-performing assets to total assets                     0.35%               0.39%


TABLE 7 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


                                       As of June 30, 2003             As of December 31, 2002
                                      ----------------------           -----------------------
                                              (All dollar amounts are in thousands)
                                                   % of Total                       % of Total
                                      Amount        Reserves           Amount         Reserves
                                      ------        --------           -------        --------
Residential mortgage loans            $   862          2.99%           $ 1,201          4.37%
Commercial loans                       18,908         65.61             19,235         69.93
Consumer and other loans                6,126         21.26              4,424         16.08
General                                 2,922         10.14              2,646          9.62
                                      -------        ------            -------        ------
     Total                            $28,818        100.00%           $27,506        100.00%
                                      =======        ======            =======        ======



                                     - end -